Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

AquaBounty Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)

Equity	2016 Equity Incentive Plan Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	2,400,000 (2)	$0.44 (3)	$1,056,000.00	$0.00011020	$116.38

Total Offering Amounts					$1,056,000.00		$116.38

Total Fee Offsets							—

Net Fee Due							$116.38

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of common stock, $0.001 par value per share (“Common Stock”), of AquaBounty Technologies, Inc. (the “Registrant”) which become issuable under the Registrant’s 2016 Equity Incentive Plan, as amended (the “2016 Plan”), by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)	Consists of 2,400,000 shares of Common Stock that may become issuable under the 2016 Plan pursuant to its terms.
(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based on $0.44, the average of the high and low sales prices of the Common Stock as reported on the Nasdaq Capital Market on June 2, 2023.

(4)	Calculated pursuant to Section 6(b) of the Securities Act.